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                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Employment Agreement"), dated as of July 13, 1999 (the "Effective Date"), is between Power Circuits, Inc. ("PCI") and James Eisenberg ("Executive"). PCI and Executive agree as set forth below.

         1.       EMPLOYMENT.

                  (a) TERM. PCI hereby employs Executive as its President from the Effective Date to December 31, 2000 or the earlier termination of the employment of Executive under this Employment Agreement (the "Term").

                  (b) POSITION AND DUTIES. During the Term, Executive shall have such authority, duties and office and no less secretarial and other assistance as he had immediately prior to the Effective Date. The Board of Directors of PCI (the "Board") may assign other duties and authority to Executive, if those duties are consistent with Executive's position as President and his duties, authority and office at PCI prior to his entering into this Employment Agreement. During the Term, Executive shall report to the Board. Executive shall be required to devote substantially all of his business time and energies to the business of PCI; provided, however, that Executive in any two-week period shall not be expected to work more than five days in one week and four days the next week.

                  (c) CERTAIN OTHER ACTIVITIES. Executive may perform services for charitable and civic organizations or be a member of the board of directors or similar governing body of non-profit or charitable entities, as long as doing so does not materially interfere with Executive's obligations under this Employment Agreement or the Agreement (as defined below). Executive shall provide the Board at least quarterly with a description of any such activities. Except to the extent otherwise provided by Section 4.9 of the Agreement and Plan of Merger, dated as of June 11, 1999, among PCI, Executive, other Stockholders of PCI, Power Holdings, L.L.C. and Power Acquisition Sub., Inc. (the "Agreement"), Executive is not restricted from making investments for his account.

                  (d) PLACE OF WORK; TRAVEL. Executive's principal place of work will be at PCI's offices in Orange County, California. Executive will travel to the extent PCI's business requires, provided that Executive will only be required to travel to an extent consistent with his travel on PCI business in the two years prior to the Effective Date.

                  (e) INTELLECTUAL PROPERTY. All inventions, trademarks, designs, copyrights, patents and other intellectual property developed by Executive and related to his employment with PCI are considered "works for hire" under applicable laws

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and are owned by PCI. Executive will assign all right, title and interest in all such intellectual property to PCI and agrees, at the expense of PCI after the Term, to execute all documents necessary to effect the assignment of such right, title and interest.

                  (f) CONFIDENTIAL PCI INFORMATION. Executive will maintain the confidentiality of confidential proprietary information of PCI ("Confidential PCI Information"), provided that this confidentiality obligation does not apply to Confidential PCI Information (i) disclosed by Executive as part of his duties under this Employment Agreement based on his good faith belief that disclosure was in the best interest of PCI, (ii) that is publicly available and became so through no fault of Executive, (iii) received from a third party whom Executive knows to be, or reasonably should know to be, under a duty of confidentiality to PCI, (iv) required to be disclosed by law or as directed by a tribunal or (v) used to enforce Executive's rights under this Employment Agreement, the Agreement or the "Funds Agreement" (as defined in the Agreement) or to defend a claim against Executive or his assets under this Employment Agreement, the Agreement or the Funds Agreement; provided that, in the case of clause (iv) of this sentence, Executive agrees to notify PCI promptly and in writing of any such legal requirement or direction and to give PCI a reasonable opportunity to dispute such requirement or direction before making such disclosure; and, provided further, that in the event of any litigation or arbitration of any dispute or claim between Executive and PCI described in clause (v) of this sentence, Executive agrees that if disclosure of any Confidential PCI information is necessary for the establishment or defense of any claim, Executive shall disclose such Confidential PCI Information only to the extent necessary and subject to discussing with PCI a suitable protective order governing the use and dissemination of such Confidential PCI Information. Upon termination of Executive's employment under this Employment Agreement for any reason, Executive will immediately return to PCI all paper and electronic records of Confidential PCI Information and all copies thereof.

                  (g) INJUNCTIVE RELIEF. Executive acknowledges that in the event of his breach of Section 1(e) or 1(f), PCI will be without an adequate remedy at law. Executive therefore agrees that in the event of such a breach, PCI may elect to institute and prosecute proceedings in any court of competent jurisdiction in Orange County, California, to enforce specific performance or to enjoin the continuing breach, by seeking or obtaining any such relief, and PCI will not be precluded from seeking or obtaining any other relief, to which it may be entitled.

         2.       COMPENSATION AND RELATED MATTERS.

                  (a) SALARY. PCI will pay to Executive a base salary of $150,000 per year for each 12-month period, commencing on the Effective Date, provided that Executive's base salary shall be


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reviewed annually by the Board and may be increased but not decreased (as so adjusted from time to time, the "Base Salary"). The Base Salary will be payable in increments in accordance with PCI's standard practices in effect prior to the Effective Date.

                  (b) BONUS. The payment of a bonus will be considered at least annually in good faith by the Board.

                  (c) EXPENSES. PCI will promptly reimburse Executive for all of his travel and other reasonable out-of-pocket business expenses incurred in the performance of his duties under this Employment Agreement. Executive will provide PCI evidence of his payment of travel and other business expenses in accordance with the PCI's standard practices and procedures as reasonably adopted from time to time.

                  (d) EMPLOYEE BENEFITS. During the Term, PCI will continue Executive's existing health, disability and other benefit plans on terms and conditions no less favorable to Executive as existed prior to the Effective Date. In addition, notwithstanding any other provision of this Employment Agreement which may be to the contrary, including without limitation Section 3, the health insurance provided for Executive will provide that, after Executive's employment with PCI terminates (except by the death of Executive), Executive may continue the same insurance coverage under the insurance policy or policies in question at his expense and without an increase in cost payable by Executive (cost determined as his actual pro rata cost as of the date of termination) except to the extent of cost increases applicable to other PCI employees generally, and PCI will pay any costs in excess of the cost payable by Executive and, if the health insurance cannot provide coverage to Executive at any cost, such insurance coverage shall terminate, unless, at Executive's option, Executive elects to continue to be employed with the minimum time commitment and minimum salary required for such health insurance to continue to be so available to Executive, provided that, in any case, such coverage shall cease in the event that Executive and his family obtain comparable health insurance coverage from any subsequent employer; and, provided further, that at such time that Executive becomes Medicare-eligible, the coverage described in this Section 2(d) shall be secondary to the coverage provided by Medicare. Executive will also be entitled to participate in or receive benefits under any other employee benefit plans made available by PCI to its executives on terms no less favorable than those received by the other executives of PCI. Notwithstanding anything contained in this Employment Agreement, PCI (i) is not obligated by this Employment Agreement to obtain any health insurance it does not have at the date of this Employment Agreement and (ii) PCI may obtain other health insurance coverage or alter or amend any of its benefit plans, provided that, in each case, it continues to provide to Executive levels of health insurance coverage materially comparable to, and in any event not materially less favorable


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to, Executive -- with respect to both Executive being able to continue coverage after termination of his employment and in the aggregate -- and other benefits, as applicable, than existed prior to obtaining such other insurance coverage or such alteration or amendment.

                  (e) VACATION; SICK DAYS. Executive will be entitled to sick leave consistent with the procedures and policies of PCI with respect to Executive in effect prior to the Effective Date, and to 18 vacation days per year, provided that Executive will not take more than two consecutive weeks vacation.

         3.       TERMINATION.

                  (a)      DEFINITIONS. As used in this Section 3:

                           (x) "Cause" means (i) a material breach by Executive of any material provision of this Employment Agreement not cured by Executive within ten days of Executive's receipt of written notice of the breach from PCI,
                  (ii) Executive's repeated failure to perform his duties under this Employment Agreement (other than such a failure resulting from Disability), (iii) Executive's conviction of, or a plea of NOLO CONTENDERE to, a charge of a felony or (iv) Executive's commission of fraud, embezzlement or misappropriation against PCI;

                           (y) "Disability" means Executive's inability to perform the essential functions of his position with reasonable accommodation for 90 consecutive days or a total of 180 days in any 12-month period; and

                           (z) "Good Reason" means (i) the removal or effective removal of Executive as the President of PCI, (ii) any material reduction in the duties and responsibilities of Executive from those duties and responsibilities provided for in Section 2(a), (iii) PCI's relocation of its principal executive offices outside of Orange County, California, or, except to the extent provided in Section 1(d), Executive being required to perform a material part of his services outside of that area, (iv) any non-payment of any material amount due to Executive by PCI under this Employment Agreement or any other material breach by PCI of any provision of this Employment Agreement, in each case which continues uncured for 30 days after receipt by PCI of written notice of breach from Executive. Notwithstanding the foregoing, it shall not constitute "Good Reason" if PCI shall appoint one senior management employee to a position senior to Executive.


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                  (b)      DEATH, DISABILITY. The employment of Executive under
this Employment Agreement will terminate upon the death or Disability of Executive. Upon the death or Disability of Executive, PCI must pay Executive's beneficiaries or his estate, as appropriate, Executive's then-current accrued and unpaid Base Salary and prorated Bonus through the date of Executive's death or Disability (based on the number of days actually worked prior to such death or Disability and the actual performance of PCI and paid at the scheduled payment date for bonuses generally) and other benefits and payments then due under this Employment Agreement (including, without limitation, reimbursement of amounts under Section 2(c) and accrued but unused vacation and sick days).

                  (c) TERMINATION BY PCI FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. PCI may terminate Executive's employment under this Employment Agreement for Cause with not less than ten days prior written notice to Executive, stating with reasonable detail the circumstances of the termination for Cause. Executive may terminate his employment under this Employment Agreement other than for Good Reason at any time upon three months notice to the Board. If PCI terminates Executive's employment for Cause or Executive terminates his employment other than for Good Reason, then PCI must pay to Executive, on the effective date of his termination, (x) Executive's current accrued and unpaid Base Salary through the effective date of his termination and (y) other benefits and payments then due under this Employment Agreement (including, without limitation, reimbursement of amounts under Section 2(c) and accrued but unused vacation and sick days).

                  (d) TERMINATION BY PCI WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. PCI may terminate Executive's employment without Cause and Executive may terminate his employment for Good Reason, in either case with at least 30 days prior written notice to the other party. If PCI terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, then PCI must pay to Executive, on the effective date of his termination, Executive's then-current accrued and unpaid Base Salary through the effective date of his termination and other benefits and payments then due under this Employment Agreement (including, without limitation, reimbursement of amounts due under Section 2(c) and accrued but unused vacation and sick days). In addition, Executive shall be entitled to receive continued payment of the Base Salary until the first anniversary of the effective date of his termination; PROVIDED, HOWEVER, that any amount of severance payable under this
Section 3(d) shall be reduced by any other compensation received by Executive prior to the first anniversary of the date of termination. On or prior to the date that PCI commences payment under this Section 3(d), Executive shall execute and deliver a release of claims to employment compensation in favor of PCI in form and substance reasonably satisfactory to each party hereto and all applicable revocation periods shall expire.


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         4.       GENERAL PROVISIONS.

                  (a) APPLICABLE LAW; AGREEMENT PROVISIONS INCORPORATED. This Employment Agreement will be governed by and construed under the internal laws of California and not the laws otherwise pertaining to choice or conflict of laws of California. Sections 7.2 through 7.14 of the Agreement are incorporated in this Employment Agreement as if set forth in full here, provided that the address for Executive for the purpose of notices under this Employment Agreement will be 1350 Galaxy Drive, Newport Beach, California 92660, fax (949) 574-1779, with copies as provided in Section 7.4 of the Agreement for copies of notices to the "Stockholders" (as defined therein).

                  (b) WITHHOLDING. All payments required to be made by PCI hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts as PCI may reasonably determine should be withheld pursuant to any applicable federal, state or local law or regulation now applicable or that may be enacted and become applicable in the future.

                  PCI and Executive have signed this Employment Agreement as of the date first written above, thereby becoming parties to and bound by it.

POWER CIRCUITS, INC.                      EXECUTIVE

By: /s/ Dale Anderson                     /s/ James Eisenberg
   --------------------------------       --------------------------------
   Dale Anderson                          James Eisenberg
   Vice President


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